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                    ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT ("Assumption Agreement") is entered into this 28th day of May, 1996, by and among ATC InSys Technology Inc., A Delaware corporation ("Purchaser"), ATC Environmental Inc., a Delaware corporation ("Guarantor"), and 3D Information Services, Inc., a New Jersey Corporation ("Seller")

                         RECITALS

      A. Concurrent herewith, Purchaser, Guarantor, Seller and Ciro DeSaro have entered into an Agreement For Sale and Purchase of Business Assets dated May 28, 1996 ("Sale Agreement") in which Seller has agreed to sell certain of its assets to Purchaser.

      B. As a material inducement to Seller to enter into the Sale Agreement, Purchaser has agreed to assume certain of their liabilities and obligations in connection with the business and/or assets.

NOW, THEREFORE, in consideration of the above promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller do hereby agree as follows:

      1. Assumption of Obligations by Purchaser. Purchaser assumes and agrees to pay and discharge, effective from and after the date hereof, the specifically identified debts, obligations and liabilities listed on Schedule "A" hereto (collectively referred to as the "Obligations"). In case of a conflict between this Assumption Agreement and the Sale Agreement, the Sale Agreement shall control.

      2. Substitution and Release of Seller. Purchaser agrees to use its best efforts to obtain a substitution of itself as the obligated party under, and a release by the other party of the Seller from all liability under, such specified Obligations as the Seller shall request. Because the Purchaser can not compel third party action, however, Purchaser shall incur no liability to Seller for not accomplishing any such substitution, novation , consent to substitute or release of Seller from Obligations.

      3. Indemnity by Purchaser and Guarantor. Purchaser and Guarantor agree to indemnify and defend Seller in accordance with the Indemnity provisions of 1.03 of the Sale Agreement from and against any and all debts, costs or expenses, including without limitation, reasonable attorney's fees, resulting or arising from or incurred in connection with Purchaser's failure to perform and discharge the Obligations for which it receives the benefits. Purchaser shall incur no liability for Obligations for which it is unable to receive the benefits.

      4.    Meaning of Terms.   All terms in this  Agreement
shall  have  the  meaning  ascribed  to  them  in  the  Sale
Agreement unless defined herein or unless the context plainly requires otherwise.

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      5.   Further Instruments.     The parties hereto agree
that they will execute any and all other documents or legal instruments that may be necessary or required to carry out and effectuate all of the provisions hereof.

      6. Governing Law. This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the Laws of the State of New Jersey, and the parties hereto consent to the jurisdiction of any appropriate court in the State of New Jersey.

      7. Incorporation of Recitals and Schedule. The above recitals and the schedule attached hereto are incorporated herein by reference and expressly made a part of this Agreements.


     IN WITNESS WHEREOF, the parties have hereunto set their hands on the date hereof.


ATC  InSys Technology Inc.          3D Information Services,
Inc.

By:  /s/ John J. Goodwin           By:   /s/ Ciro DeSaro
    --------------------------         ----------------------
    John J. Goodwin, President         Ciro DeSaro, President


ATC Environmental Inc.

By: /s/ Ellen Miller
   ----------------------------
    Ellen Miller, Counsel